Exhibit (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Part A and Part B (Statement of Additional Information) in Amendment No. 17 to the Registration Statement on Form N-1A of Fidelity Revere Street Trust: Fidelity Cash Central Fund, of our report dated July 8, 2003, Fidelity Municipal Cash Central Fund, of our report dated July 3, 2003, and Fidelity Securities Lending Cash Central Fund, of our report dated July 7, 2003 on the financial statements and financial highlights included in the May 31, 2003 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the heading "Auditor" in the Part B (Statement of Additional Information).

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
October 9, 2003